Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 23 day of June, 2021, by and between Payoneer Inc., a Delaware Corporation (the “Company”), and Mr. Robert Clarkson (the “Executive”), residing at [***].

WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to be employed by the Company, on the terms and conditions set forth herein; and

WHEREAS, the Company, New Starship Parent Inc., a Delaware corporation (“Payoneer Global”), FTAC Olympus Acquisition Corp., a Cayman Islands exempted company, and the other parties thereto have entered into that certain Agreement and Plan of Reorganization, dated February 3, 2021, as amended, pursuant to which, among other things, the Company will survive as a direct wholly owned subsidiary of Payoneer Global.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.  Employment.  The Company agrees to employ the Executive and the Executive agrees to be employed by the Company commencing as of August 2, 2021 (the “Effective Date”), on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as the Chief Revenues Officer (CRO) of the Company and of Payoneer Global, reporting directly to the Chief Executive Officer of Payoneer Global (the “CEO”), and, in such capacity shall have such duties as are typically performed by a Company CRO, together with such additional duties as may be required from time to time by the CEO.

2.  Term. The Executive's employment with the Company will commence as of August 2, 2021 (the “Effective Date”) and continue until it is terminated pursuant to the provisions of Section 6 hereof (the “Employment Term”).

3.  Compensation.  During the Employment Term, the Executive shall be entitled to the following compensation and benefits (“Compensation”):

(a)  Salary.  The Company shall pay the Executive a monthly salary, based on a gross annual salary of Four Hundred Thousand dollars (US$ 400,000.00) (the “Salary”). The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time.

(b) Performance Bonus. The Company shall pay the Executive an annual performance bonus based on Payoneer Global’s achievement of targets and milestones as determined by the CEO and/or the Compensation Committee of the Board of Directors of Payoneer Global], in a gross annual amount equal to 100% of the Salary (the “Performance

Bonus”). The Performance Bonus, if any, shall be paid at the end of every budget year, subject to achievement in full of the targets and milestones determined as aforesaid.

(c)  Vacation and Sick Days. The Executive shall be entitled to [twenty (20)] working days of paid vacation and up to [seven (7)] working days of paid sick-leave in each calendar year, which may be taken in accordance with the Company's vacation policy as in effect from time to time.

(d) Expenses. The Company will reimburse the Executive for reasonable and necessary out-of-pocket expenses incurred by the Executive in furtherance of the Company’s and/or Payoneer Global’s business, in accordance with the Company’s business and travel policy (including accessories such as mobile phone and laptop expenses).

(e)Benefits.  The Executive shall be entitled to receive health insurance coverage for himself [and for the Executive’s immediate family (i.e., spouse and children) at full coverage], subject to the Company policy then in effect (including in respect to deductible/participation by the insureds).

The Executive shall bear all the taxes and compulsory payments payable with respect to the Compensation. All the amounts specified in this Agreement are gross and the Company shall withhold from the Compensation any amount required to be withheld under any applicable law.

4.Equity Awards. Within sixty (60)] days following the Effective Date, the Executive will receive a grant of RSUs under the Payoneer Global Omnibus Incentive plan (the “Plan”) in the total value of Ten Million Dollars ($10,000,000.00) (the “RSU Value”), with each RSU representing a right to receive one Share of Payoneer Global, subject to the terms of the Plan and the RSU Award Agreement. The number of RSUs granted as aforesaid will be determined as of the date of grant by dividing the RSU Value into the Share price, as follows: (i) if the closing price of a Share on the trading day immediately preceding the date of grant (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) is $10.00 or more, the Share price will be $10.00 per Share; (ii) if the closing price of a Share on the trading day immediately preceding the date of grant (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) is $9.99 or less, the Share price will be such closing price.  The RSUs shall vest over a four-year period, with 25% of the RSUs vesting on the first anniversary of [the Effective Date], and the remaining 75% vesting quarterly over the subsequent three-year period thereafter.

In the event of a Change in Control, and if the Executive's employment is terminated by the successor company without Cause (as defined in Section 6) as of or within 12 months following the closing of the Change in Control, all of the then outstanding unvested Executive’s Awards shall vest as of the date of termination.

Following the first anniversary of the Executive’s employment, the Executive will be eligible to be considered by the Compensation Committee of the Board of Directors of Payoneer Global for further annual equity grants commensurate with the Company’s equity compensation policy. Capitalized terms used in this Section 4 and not otherwise defined herein shall bear the meaning ascribed to such terms under the Plan.

5.  Exclusivity.  During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, all in accordance with the terms of this Agreement. The Executive agrees, to the best of his ability and experience, to loyally and conscientiously perform all of the duties and obligations required of and from the Executive, and to the reasonable satisfaction of the Company and/or Payoneer Global. During the Employment Term, the Executive will devote substantially all of his business time and attention to the business of the Company and Payoneer Global, and will not render commercial or professional services of any nature to any person or organization without the prior written approval of Payoneer Global's Board of Directors. Notwithstanding the above, the Executive may continue, on his own time, at his own expense and so as to not interfere with his duties and responsibilities at the Company and/or Payoneer Global to (i) serve as an advisory board member or board of directors member at other companies that are not competitive in any manner to the Company and/or Payoneer Global, (ii) accept speaking or presentation engagements in exchange for honoraria, and (iii) participate in civic, educational, charitable or fraternal organizations, as listed in Appendix A attached hereto, or such other organizations or activities  pre-approved by the Company’s Board of Directors. By signing this Agreement, the Executive confirms that he has no contractual commitments or other legal obligations that would prohibit him from performing his duties under this Agreement.

6.Termination.

(a)  Death; Disability.  The Executive’s employment shall automatically terminate upon his death. The Company shall have the right to terminate this Agreement at any time in the event of a disability (mental or physical) or illness, which incapacitates the Executive for a continuous period exceeding one hundred and eighty (180) consecutive days (“Disability”).

(b)  Termination by the Company. The Company may terminate the Executive’s employment at any time, with or without Cause (as defined herein), by providing notice of termination to the Executive. Termination by the Company for any of the following reasons (each of which is referred to herein as “Cause”) will be effective upon written notice by the Company, subject to any cure period stated herein:  (i) repeated refusal, failure or neglect by Executive to perform the material duties of his employment or to follow the directions of the Company’s and/or Payoneer Global’s Board of Directors (other than by reason of the Executive’s physical or mental illness or impairment), provided that such event of “Cause” shall be deemed to occur under this clause (i) only after the Company gives notice thereof to the Executive, specifying in reasonable detail the conduct constituting “Cause”, and the Executive’s failure to cure and correct his conduct within 15 days after such notice;  (ii) commission by the Executive of any act of fraud or embezzlement, provided that such event of “Cause” shall be deemed to occur only after the Company has given 15 days’ notice thereof to the Executive, specifying in reasonable detail the instances of such conduct, and Executive had been provided the opportunity to be heard at a meeting of the Company’s Board of Directors within 15 days of the date of such notice; (iii) breach by the Executive of any employee non-disclosure, non-

competition or assignment of inventions agreement entered into during the period of Executive's employment with the Company (including provisions to such effect set forth in this Agreement) that results in a material detriment to the Company and/or Payoneer Global; (iv) the Executive’s conviction of (or plea of guilty or nolo contendere to) a felony  or commission of other acts causing or likely to cause a material detriment to the reputation, goodwill or business of the Company and/or Payoneer Global; or (v) habitual abuse of alcohol or drugs.

(c)  Resignation.  The Executive shall have the right to terminate his employment at any time by providing notice to the Company by delivering 90 days’ advance written notice of termination to the Company. Following the Executive’s resignation for any reason, the Company shall have the right, in its discretion, to require that the Executive cease to work during all or part of the applicable notice period.

(d)In the event of the termination of the Executive’s employment hereunder by the Company without Cause (as defined above), subject to the Executive’s execution and non-revocation of a general release of claims against the Company in a form to be provided by the Company (the “Release”), the Company will continue to pay the Executive, in accordance with the Company’s customary payroll practices, his base salary then in effect, and continue to cover the cost of his participation in the Company’s benefit plans and company-paid health insurance plan, for three (3) additional months following the effective date of notice of the termination of the Executive's employment with the Company, and all of the Executive’s then outstanding Awards will continue to vest during such three months period. The termination of the Executive’s employment will become effective upon the lapse of said three-month period at which time the Executive will be required to execute a re-affirmation of the Release. At the option of the Company, the Executive shall during such period either continue with all or part of his duties or remain absent from the premises of the Company.

(e)  Survival of Operative Sections.  Upon any termination of the Executive's employment, the provisions of Sections 7 through 14 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

7.  Secrecy and Non-Competition.

(a)  No Competing Employment.  The Executive acknowledges that the agreements and covenants contained in this Section are essential to protect the value of the Company's and/or Payoneer Global’s business and assets and by his current employment with the Company and its subsidiaries. The Executive has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and/or Payoneer Global and to the Company's and/or Payoneer Global’s substantial detriment.  Therefore, the Executive agrees that for a period commencing on the date of this Agreement and ending on the first anniversary of the date of termination of the Executive's employment hereunder in case of Executive's resignation, or for as long as severance is being paid by Company in case of Executive's termination by the Company under Section 6 (d) (respectively referred to as the “Restricted Period”), the Executive shall not, in any state or other geographic region in which the Company and/or Payoneer Global engaged in business activities at any time  during the Employment Term, participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an executive, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activities which directly competes with Company's and/or Payoneer Global’s business activities. For the purposes of this Section 7(a), the Company’s and Payoneer Global’s business activities shall be defined as the Company’s and/or Payoneer Global’s respective product lines that either (i) generate more than ten percent (10%) of the Company’s and/or Payoneer Global’s respective revenues or (ii) constitute the then current or planned strategic initiative of the Company and/or Payoneer Global.

(b)  Nondisclosure of Confidential Information. The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company's and/or Payoneer Global’s business or, if acquired following the Employment Term, such information which, to the Executive's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company, Payoneer Global or any of its subsidiaries or affiliates, relating to the Company, Payoneer Global, its subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's and/or Payoneer Global’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company, Payoneer Global or any subsidiaries or affiliates thereof.  The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company and/or Payoneer Global, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company and/or Payoneer Global, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of his employment.

Without limiting the generality of the foregoing, nothing in this Agreement, including this Section 7, precludes or otherwise limits the Executive’s ability to (A) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (B) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations, provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company in seeking a protective order or other appropriate protection of such information. Neither the Company nor any of its subsidiaries or affiliates may retaliate against the Executive for any of these activities. Furthermore, pursuant to the Defend Trade Secrets Act of 2016, the Executive and the Company acknowledge and agree that the Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the court proceeding, if the Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

(c)  No Interference.  During the Employment Term, and for a period of twelve (12) months following the termination of Employment, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company and/or Payoneer Global), directly or indirectly solicit, endeavor to entice away from the Company, Payoneer Global or its subsidiaries, or otherwise directly interfere with the relationship of the Company, Payoneer Global or its subsidiaries with any person who, to the knowledge of the Executive, is employed by or otherwise engaged to perform services for the Company, Payoneer Global or its subsidiaries or who is, or was within the then most recent twelve (12)-month period, a customer or client, of the Company, Payoneer Global, its predecessors or any of its subsidiaries.

(d)  Inventions, etc.  The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures, improvements and business opportunities, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company and/or Payoneer Global, or which otherwise relate to or pertain to the business, functions or operations of the Company and/or Payoneer Global or which arise from the efforts of the Executive during the course of his employment for the Company.  The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company and/or Payoneer Global such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company, Payoneer Global or any person or entity designated by the Company and/or Payoneer Global to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof.

(e)  Non-disparagement.  At any time either during the Employment Term or at any time thereafter, the Executive shall not, in any communications with the press or other media or any communications with any customer, client, supplier or other current or prospective business relations of the Company, Payoneer Global or any of their respective subsidiaries and affiliates criticize, ridicule or make any statement which disparages or is derogatory of the Company, Payoneer Global, their respective subsidiaries and affiliates or any of their respective directors, managers or officers.

(f)  Reasonableness of Restrictions. The Executive acknowledges that the restrictions set forth in this Section 7 are intended to protect the Company’s and Payoneer Global’s interests in its confidential information, intellectual property and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

8.  Representations and Warranties of the Executive.  The Executive represents and warrants to the Company as follows:

(a)  This Agreement, upon execution and delivery by the Executive, will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

(b)  Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any other person or entity; (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive.  Without limiting the generality of the foregoing, the Executive is not a party to any non-competition, non-solicitation, no hire or similar agreement that restricts in any way the Executive's ability to engage in any business or to solicit or hire the officers or employees of any person.  For purposes of federal immigration law, Executive will be required to provide the Company with documentary evidence of his identity and eligibility for employment in the United States.  Such documentation must be provided to the Company within three (3) business days of the date of this Agreement, or the employment hereunder may be terminated without further payments.

The representations and warranties of the Executive contained in this Section shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

9.  No Third-Party Beneficiaries.  This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive's heirs and the personal representatives of the Executive's estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party.

10.  Waiver and Amendments.  Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

11.  Injunctive Relief.  Without intending to limit the remedies available to the Company and/or Payoneer Global, the Executive acknowledges that a breach of any of the covenants contained in Section 8 hereof may result in material irreparable injury to the Company, Payoneer Global or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company and/or Payoneer Global shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

12.  Severability and Governing Law.  The Executive acknowledges and agrees that the covenants set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects.  If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

13.  Notices.

(a)  All communications under this Agreement shall be in writing and shall be delivered by hand or e-mailed or mailed by overnight courier or by registered or certified mail, postage prepaid:

(1) if to the Executive, at [***] , or by email to: [***] or at such other address or emails as the Executive may have furnished the Company in writing,

(2)  if to the Company, at 150 W 30th Street, New York NY 10001, email: [***], or at such other address or email as it may have furnished in writing to the Executive.

(b)  Any notice so addressed shall be deemed to be given:  if delivered by hand or email, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

14.  Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

15.  Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, offers and agreements between the parties relating to the subject matter of this Agreement.

16.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Payoneer Inc.	Robert Clarkson

By: Aviva Arnon
Title: Chief People Officer

Appendix A

●	Advisor to Talbott Roche - CEO of Blackhawk Networks
●	Serve as the Chairman of the Phoenix Suns Charities